S&P 500[R] Dividend Aristocrats Risk Control 8% Excess Return Index

September 4, 2014

S&P 500[R] Dividend Aristocrats Risk Control 8% Excess Return Index

S&P 500[R] Dividend Aristocrats Risk Control 8% Excess Return Index(the "Index") Performance -- Bloomberg SPXD8UE Index
        2004     Jan    Feb    Mar    Apr    May    Jun     Jul   Aug    Sep    Oct    Nov    Dec    Full Year
  SPXD8UE Index 1.00%  2.69%  -1.56% -0.17% 1.14%  1.01%  -2.33% 0.76%  0.49%  1.32%  2.35%  2.62%    9.58%
        2005     Jan    Feb    Mar    Apr    May    Jun     Jul   Aug    Sep    Oct    Nov    Dec    Full Year
  SPXD8UE Index -1.27% 1.08%  -0.54% -1.83% 1.12%  -1.12% 2.61%  -1.97% -0.83% 0.02%  1.72%  -0.05%  -1.18%
        2006     Jan    Feb    Mar    Apr    May    Jun     Jul   Aug    Sep    Oct    Nov    Dec    Full Year
  SPXD8UE Index 1.15%  1.35%  0.66%  1.88%  -1.96% 0.19%  -0.05% 1.18%  1.37%  2.43%  -0.24% 1.15%    9.42%
        2007     Jan    Feb    Mar    Apr    May    Jun     Jul   Aug    Sep    Oct    Nov    Dec    Full Year
  SPXD8UE Index 1.51%  -1.48% -0.13% 2.29%  2.05%  -2.27% -2.92% 0.77%  0.36%  -0.66% -1.45% -1.29%  -3.32%
        2008     Jan    Feb    Mar    Apr    May    Jun     Jul   Aug    Sep    Oct    Nov    Dec    Full Year
  SPXD8UE Index -1.25% -1.47% 0.18%  1.12%  0.12%  -4.59% 1.19%  0.87%  0.05%  -2.03% -0.37% 0.09%   -6.06%
        2009     Jan    Feb    Mar    Apr    May    Jun     Jul   Aug    Sep    Oct    Nov    Dec    Full Year
  SPXD8UE Index -1.91% -2.11% 1.92%  2.17%  0.71%  -0.22% 2.76%  1.27%  1.58%  -0.56% 2.26%  0.42%    8.48%
        2010     Jan    Feb    Mar    Apr    May    Jun     Jul   Aug    Sep    Oct    Nov    Dec    Full Year
  SPXD8UE Index -0.74% 1.40%  3.15%  1.57%  -3.31% -1.80% 2.95%  -1.16% 4.06%  0.85%  -0.25% 3.36%   10.23%
        2011     Jan    Feb    Mar    Apr    May    Jun     Jul   Aug    Sep    Oct    Nov    Dec    Full Year
  SPXD8UE Index -0.31% 2.95%  0.25%  2.53%  0.23%  -1.22% -2.36% -3.74% -1.46% 2.46%  0.81%  0.56%    0.47%
        2012     Jan    Feb    Mar    Apr    May    Jun     Jul   Aug    Sep    Oct    Nov    Dec    Full Year
  SPXD8UE Index 0.99%  1.02%  1.80%  0.37%  -2.47% 1.71%  1.03%  0.78%  1.82%  -0.30% 1.14%  -0.07%   8.02%
        2013     Jan    Feb    Mar    Apr    May    Jun     Jul   Aug    Sep    Oct    Nov    Dec    Full Year
  SPXD8UE Index 3.68%  1.99%  3.40%  1.22%  0.36%  -0.63% 3.22%  -2.92% 2.70%  3.40%  1.32%  1.60%   20.89%
        2014     Jan    Feb    Mar    Apr    May    Jun     Jul   Aug    Sep    Oct    Nov    Dec      YTD
  SPXD8UE Index -3.56% 2.49%  0.77%  0.74%  1.33%  1.25%  -2.95% 3.38%                                3.29%

Please see key risks on the next page for additional information. Source: J.P.
Morgan. Past hypothetical performance results are neither indicative of nor a guarantee of future returns. Actual results will vary, potentially materially, from the hypothetical historical performance provided herein. There is no assurance the Index will outperform the S&P 500[R] Index, the S&P 500[R]
Dividend Aristocrats Total Return Index, or any other alternative investment strategy.

Hypothetical, historical performance measures:  Represents the performance of the Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily Index closing levels from December 31, 2003 through August 24, 2010, and the actual historical performance of the Index based on the daily Index closing level from August 25, 2010 through August 29,
2014. For purposes of these examples, the Index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). There is no guarantee the Index will outperform the S&P 500[R] Total Return Index, the S&P 500[R]  Dividend
Aristocrats Total Return Index or any alternative investment strategy. Sources:
Bloomberg and JPMorgan. The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment linked to the Index will or is likely to achieve returns similar to those shown. Alternative modelling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the table above.

Key Risks
[] The Index may not be successful, may not outperform the S&P 500[R] Dividend
Aristocrats Total Return Index and may not achieve its target volatility of 8%.
No assurance can be given that the volatility strategy will be successful.
[] J.P. Morgan Securities LLC ("JPMS"), one of our affiliates, worked with S&P in developing the guidelines and policies governi ng the composition and calculation of the Index. The policies and judgments for which JPMS was responsible could have an impact, positive or negative, on the level of the
Indices. JPMS is under no obligation to consider your interests as an investor.
[] The Index is not a total return index, and is subject to short-term money market fund borrowing costs-- As an "excess return" index, the S&P 500[R]
Dividend Aristocrats Risk Control 8% Excess Return Index calculates the return on a leveraged or deleveraged investment in the S&P 500[R] Dividend
Aristocrats Total Return Index where the investment was made through the use of borrowed funds. Investments linked to this "e xcess return" index, which represents an unfunded position in the S&P 500[R] Dividend Aristocrats Total
Return Index , will be subject to short-term money market fund borrowing costs and will not include the "total return" feature or the cash component of the
"total return" index, which represents a funded position in the S&P 500[R]
Dividend Aristocrats Total Return Index.
[] The Index represents portfolios consisting of the S&P 500[R] Dividend
Aristocrats Total Return Index and a borrowing cost component accruing interest based on a synthetically rolling 3-month bond with reference to the 2-month and
3-month U.S. LIBOR rates. The Index dynamically adjusts its exposures to the
S&P 500[R] Dividend Aristocrats Total Return Index based on the S&P 500[R]
Dividend Aristocrats Total Return Index's historic volatility. The Index's'
exposure to the S&P 500[R] Dividend Aristocrats Total Return Index will decrease when historical volatility causes the risk level of the S&P 500[R]
Dividend Aristocrats Total Return Index to reach a high threshold. If, at any time, the Index exhibits low exposure to the S&P 500[R] Dividend Aristocrats
Total Return Index and the S&P 500[R] Dividend Aristocrats Total Return Index
subsequently appreciates significantly, the Index will not participate fully in this appreciation.
[] The Index began publishing on August 25, 2010 and, therefore, has a limited history.

Index Disclaimers
[] "Standard & Poor's[R]," "S&P[R]," "S&P 500[R]," "S&P 500[R] Dividend
Aristocrats," and "S&P 500[R] Dividend Aristocrats Risk Control 8% Excess
Return
Index" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by J.P. Morgan Securities LLC. This transaction is not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of purchasing securities generally or financial instruments issued by JPMorgan Chase & Co. S&P has no obligation or liability in connection with the administration, marketing, or trading of products linked to the S&P
500[R] Dividend Aristocrats Risk Control 8% Excess Return Index.

DISCLAIMER
JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, underlying supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P.
Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P.
Morgan, any agent  or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement, underlying supplement and term sheet or pricing supplement, if you so request by calling toll-free (800) 576 3529.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-177923
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